Worldwide Headquarters 1200 Willow Lake Boulevard St. Paul, Minnesota 55110-5101		Exhibit 99.1 For more information: Maximillian Marcy Investor Relations 651-236-5062

NEWS	For Immediate Release	May 7, 2012

H.B. Fuller Announces Agreement to Sell its Paints Business to

Pintuco, a Company of Inversiones Mundial S.A.

ST. PAUL, Minn. – H.B. Fuller Company (NYSE: FUL) announced today that it has signed an agreement to sell its Central American paints business to Companía Global de Pinturas S.A., (“Pintuco”), a company of Grupo Mundial.

H.B. Fuller’s Central American paints business has a leading market position in the region with strong brands, a broad offering of quality product lines and a local manufacturing presence. Sales are made through multiple distribution channels, including retail distributors and the company’s network of retail stores located throughout Central America. Its brands are well recognized, and its products are widely used for residential and commercial applications, including architectural, marine and highway safety.

“This business has a strong market position and excellent leadership,” said Jim Owens, President and CEO of H.B. Fuller. “Our strategic vision is to be the best adhesives company in the world, and the paints business is not, therefore, core to our strategic plan. Our divestiture enables this excellent business to be part of a company with a strategic position in the paint industry.”

The Central American paints business began operations in Costa Rica in 1949 and has been a valued member of the H.B. Fuller portfolio since 1967. The business being sold includes nearly 800 employees who work across Central America and production plants and laboratories in Costa Rica, Honduras and Panama.

Based in Medellin, Colombia, Pintuco is a leading company in the paints industry in the Andean region, with a presence in Colombia, Venezuela, Ecuador, Costa Rica, Panamá and the Caribbean. Grupo Mundial operates 53 companies in 12 countries and exports products to 25 countries. Group sales for 2011 were $1.073 billion. Grupo Mundial was founded in 1921 and has six company divisions: Paints, Chemicals, General Wholesaler, Water Pipes, Inks and Packaging.

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The transaction’s closing is subject to certain conditions, including the notification of government and regulatory authorities and should be completed within 60 days. The purchase price to be paid for the business is $120 million. In 2011, the business to be sold had revenue of $113.5 million and generated EBITDA of $13.3 million, before allocation of corporate expenses. The Central American paints business will be accounted for as a discontinued operation in H.B. Fuller’s current 2012 fiscal year.

About H.B. Fuller Company:

For 125 years, H.B. Fuller has been a leading global adhesives provider focusing on perfecting adhesives, sealants and other specialty chemical products to improve products and lives. Recognized for unmatched technical support and innovation, H.B. Fuller brings knowledge and strength to help its customers find precisely the right formulation for the right performance. With fiscal 2011 net revenue of $1.6 billion, H.B. Fuller serves customers in packaging, hygiene, paper converting, general assembly, woodworking, construction, and consumer businesses. For more information, visit us at www.hbfuller.com, read our blog, follow GlueTalk on Twitter or like us on Facebook.

About Pintuco and Grupo Mundial:

Pintuco is a leading paints company in the Andean region, serving this market for over 65 years. With operations in Colombia, Venezuela, Ecuador, Costa Rica, Panamá and the Caribbean, it has developed a complete portfolio of decorative, industrial and construction paints and coatings. Pintuco is an affiliate of Inversiones Mundial S.A., the holding company of Grupo Mundial, a diversified group, based in Medellin, Colombia. Founded in 1921, Grupo Mundial operates 53 companies in 12 countries and exports to 25 countries. Group sales for 2011 were $1.073 billion. Grupo Mundial has six company divisions: Paints, Chemicals, General Wholesaler, Water Pipes, Inks and Packaging. Grupo Mundial´s main companies are: Pintuco (Compañía Global de Pinturas S.A.), Andercol S.A., Cacharrería Mundial S.A.S and O-Tek Internacional S.A.

Safe Harbor for Forward-Looking Statements:

Certain statements in this document may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are subject to various risks and uncertainties, including but not limited to the following: the timing for closing the sale of the Central American paints business; political and economic conditions; product demand;

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competitive products and pricing; costs of and savings from restructuring initiatives; geographic and product mix; availability and price of raw materials; the Company’s relationships with its major customers and suppliers; changes in tax laws and tariffs; devaluations and other foreign exchange rate fluctuations; the impact of litigation and environmental matters; the effect of new accounting pronouncements and accounting charges and credits; and similar matters. Further information about the various risks and uncertainties can be found in the Company’s SEC 10-Q filing of March 30, 2012 and 10-K filing for the fiscal year ended December 3, 2011. All forward-looking information represents management’s best judgment as of this date based on information currently available that in the future may prove to have been inaccurate. Additionally, the variety of products sold by the Company and the regions where the Company does business make it difficult to determine with certainty the increases or decreases in net revenue resulting from changes in the volume of products sold, currency impact, changes in product mix, and selling prices. However, management’s best estimates of these changes as well as changes in other factors have been included.

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